Exhibit 12.6

                               COMCAST CORPORATION
                   STATEMENT REGARDING COMPUTATION OF PROFORMA
                       RATIO OF EARNINGS TO FIXED CHARGES
                              (dollars in millions)

                                            Nine Months Ended      Year Ended
                                              September 30,        December 31,
                                            -----------------     --------------
                                                   2002                2001
                                                   ----                ----

Earnings (loss) before fixed charges (1):

  Earnings (loss) from continuing operations
     before extraordinary items and
     cumulative effect of accounting change       ($14,424.0)         ($3,048.1)


  Minority Interest                                    212.0             (808.6)

  Income tax (benefit) expense                      (5,918.6)          (2,113.0)

  Equity in net loss of affiliates                   1,060.9              (13.5)

  Fixed charges                                      1,780.5            2,383.4
                                                ------------         -----------

                                                  ($17,289.2)         ($3,599.8)
                                                ============         ===========

Combined fixed charges and preferred dividends:

  Interest expense                                  $1,780.5           $2,383.4

  Capitalized interest                                     -                  -
                                                -------------  -----------------

                                                    $1,780.5           $2,383.4
                                                =============  =================


Ratio of earnings to fixed charges (1)                  -                   -

-----------------------------------
(1) For purposes of calculating the pro forma ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes, extraordinary items, cumulative effect of accounting changes, minority interest, equity in net (income) losses of affiliates and fixed charges. Fixed charges consist of interest expense and capitalized interest.

(2) For the nine months ended September 30, 2002 and for the year ended December 31, 2001, earnings, as defined above, were inadequate to cover fixed charges by $19.070 billion and $5.983 billion, respectively.